Exhibit 99.1

NEWS RELEASE

For:	IMMEDIATE RELEASE
Date:	February 13, 2009
Contact:	CHARLES N. FUNK, PRESIDENT & CEO or GARY J. ORTALE, INTERIM CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2008 FINANCIAL RESULTS

Iowa City, Iowa – MidWestOne Financial Group, Inc. (NASDAQ—MOFG) reported financial results for the quarter and year ended December 31, 2008. The net loss for the fourth quarter totaled $31.5 million, or $(3.66) per share basic and diluted, compared to $1.8 million, or $0.35 per share basic and diluted, earned in the fourth quarter of 2007. The net loss recognized in the fourth quarter resulted primarily from the recognition of a non-cash goodwill impairment charge of $27.2 million. This non-cash charge to earnings was the result of goodwill impairment testing that was performed by the Company due to the ongoing volatility in the industry and the impact it has had on the market price of the Company’s common stock. The Company also recorded an “other than temporary impairment” charge of $6.2 million (on a pre-tax basis) on its investment portfolio as a result of the decline in the market value of certain debt securities secured by pools of trust preferred securities issued by multiple banks and insurance companies. “The goodwill impairment is the largest item on the quarterly income statement. It is important to note that the charge does not impact the Company’s tangible equity or its regulatory capital ratios due to the fact that it is a non-cash item and only relates to the Company’s intangible, rather than tangible, equity,” commented Charles N. Funk, President and Chief Executive Officer.

Excluding the goodwill impairment and the “other than temporary” impairment on investment securities, the Company’s net loss was $396,000, or $0.05 per share basic and diluted, in the fourth quarter and its net income was $6.5 million, or $0.76 per share basic and diluted, for the year ended 2008.

Net interest income in the fourth quarter was $399,000 higher compared with the third quarter primarily due to a higher net interest margin. Noninterest expenses were higher in the fourth quarter compared to the third quarter due to the $27.2 million of goodwill impairment discussed above.

This is the fourth quarterly financial performance release for the “new” MidWestOne Financial Group, Inc. and the third quarterly earnings release that shows results for the merged entity for an entire quarter. The merger of ISB Financial Corp. (“ISBF”) and the “former” MidWestOne Financial Group (“former MidWestOne”) was effective as of the close of business on March 14, 2008. ISBF was the surviving entity in the merger and adopted the name of MidWestOne Financial Group, Inc. As a result of the merger, the financial results for the year ended December 31, 2008 reflect ISBF results for the entire year plus the contribution of former MidWestOne from March 15, 2008 through December 31, 2008. The Company completed the merger of its three bank subsidiaries into one bank charter under the name of MidWestOne Bank with headquarters in Iowa City on August 11, 2008.

Results of Operations

The Company reported a net loss of $24.6 million, or $(3.09) basic and diluted earnings per share, for the year ended December 31, 2008, compared to net income of $6.6 million, or $1.29 basic and diluted earnings per share, for the year ended December 31, 2007. As noted above, however, when the aggregate one-time charges of $33.4 million are excluded, the Company had earnings for the year ended December 31, 2008 of $6.5 million, or $0.76 basic and diluted earnings per share.

Excluding charges related to the impairment write-down of certain debt securities, total noninterest income for the quarter ended December 31, 2008 was $3.3 million. This compares with $3.0 million for the third quarter of 2008. The primary reason for the increase was a $520,000 gain on the sale of the Company’s branch location in Wapello, Iowa. Additionally, an increase in trust and securities transaction fees in the Investment Services group increased noninterest income for the quarter ended December 31, 2008. Noninterest income is derived primarily from trust fees, security transaction fees, deposit service charges and origination fees from real estate loans sold on the secondary market.

Noninterest expense for the fourth quarter of 2008 totaled $40.0 million, versus $10.0 million in the third quarter. The $27.2 million impairment charge to goodwill was included in this category, which resulted in the large increase. Also included in noninterest expense for the fourth quarter were additional operating expenses attributable to the merger of the three banks (MidWestOne Bank, Iowa State Bank & Trust and First State Bank) and costs of Sarbanes-Oxley internal control compliance.

The Company’s net interest margin for the fourth quarter of 2008 was 3.37% compared with 3.25% for the quarter ended September 30, 2008. Reduced interest income on loans and investments reflected the continued decrease in market interest rates. Lower market rates contributed to lower interest expense on deposits and borrowed funds. Net interest income for the quarter ended December 31, 2008 was $11.3 million. For the full year of 2008, the Company’s net interest margin was 3.38%, compared to 3.25% for 2007. Including loan pool participations, the Company’s loan to deposit ratio was 98.7% as of December 31, 2008, compared with 98.6% as of September 30, 2008.

“It is no secret that the national economy continued to erode in the fourth quarter,” stated Funk. “While Iowa has not seen the severe problems seen in other areas of the United States, we have nevertheless seen a deterioration of the local economies in which we do business.”

Balance Sheet and Asset Quality

Total assets of the Company were $1.51 billion as of December 31, 2008 compared with $702.0 million on December 31, 2007. Total deposits as of December 31, 2008 were $1.13 billion compared with $526.6 million as of December 31, 2007, an increase of $601.6 million. These increases are primarily attributable to the merger of ISBF and the former MidWestOne in March 2008. Between September 30, 2008 and December 31, 2008, the Company’s total assets decreased from $1.52 billion to $1.51 billion, or (1.02%), and total deposits increased from $1.12 billion to $1.13 billion, or 0.7%.

The Company’s total bank loans (excluding loan pool participations) were $1.0 billion as of December 31, 2008, compared with $401.6 million as of December 31, 2007 and $1.0 billion as of September 30, 2008. The merger of ISBF and the former MidWestOne was the primary reason for the significant increase in total loans from December 31, 2007. As of December 31, 2008, the Company’s largest category of total loans was commercial real estate, which comprised 43% of the loan portfolio. Residential real estate was the next largest category of loans at 24% of the portfolio, commercial loans were 19% of total loans and agricultural loans were 9% of total loans. The remainder of the portfolio consisted of consumer loans, which were 5% of total loans. All of these percentages relate to our direct loans and do not include loan pool participations. Included in commercial real estate were construction and development loans totaling approximately $100.0 million, or 10% of total bank loans.

Non-performing loans in the bank loan portfolio totaled $14.6 million as of December 31, 2008, which was 1.43% of total bank loans. This compares with non-performing loans of $11.6 million, or 1.15% of total bank loans, as of September 30, 2008. The non-performing loans as of December 31, 2008 consisted of $11.6 million in nonaccrual loans and $3.0 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (not included in the non-performing loan totals) were $11.0 million as of December 31, 2008 compared with $10.0 million as of September 30, 2008. One large agribusiness loan of approximately $3.1 million that was more than 30 days past due at December 31, 2008 was no longer past due as of February 9, 2009. As of December 31, 2008, approximately 96% of the construction and development loans were current, and $295,000 were 30 to 89 days past due. Nonaccrual construction and development loans totaled $4.2 million, or approximately 4% of the category. During the fourth quarter of 2008, the Company’s provision for loan losses totaled $2.7 million. As of December 31, 2008, the Company’s allowance for loan losses was $11.0 million, which was 1.1% of total bank loans. As of December 31, 2008, the Company had $961,000 in other real estate owned, which was not included in non-performing loans. The bank had net charge-offs of $2.76 million in loans in the fourth quarter of 2008, or 0.27% of average bank loans outstanding. The year to date total net charge-off was $4.6 million and 0.45% of average bank loans outstanding. Mr. Funk commented: “The outlook for 2009 will be closely tied to the quality of our bank loan portfolio. Our net-charge offs and past due loans, while higher than in the past few years, are currently at levels we believe to be manageable.”

Loan pool participations totaled $93.4 million as of December 31, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations and are serviced by a third-party servicing organization. The former MidWestOne engaged in this activity since 1988, and the Company has continued this line of business following the merger. As of December 31, 2008, the categories of loans by collateral type in the loan pools were as follows: commercial real estate—55%; single-family residential real estate—12%; commercial loans—10%; agricultural and agricultural real estate—7%; and other loans—16%. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit and construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield on loan pool participations (excluding purchase accounting adjustments and after all expenses) was 6.55% for the fourth quarter of 2008, and 8.41% for all of 2008. The net yield was lower in the fourth quarter than in the rest of the year primarily due to slightly elevated charge-off levels in the portfolio as well as the fact that collections in the commercial category slowed somewhat as borrowers saw their ability to refinance their debt decline, due to the tightening in the credit markets. The Company purchased an additional $15.2 million in loan pool participations at a cost of $8.3 million during January of 2009, expecting the transaction to be finalized in February 2009.

The Company’s investment securities totaled $280.5 million as of December 31, 2008, which represented approximately 18.0% of total assets. The portfolio consisted mainly of U.S. Government agency securities, mortgage-backed securities and obligations of states and political subdivisions. Approximately $272.4 million of the investment securities were classified as available for sale. The bank currently owns $3.5 million in debt securities that are secured by pools owning trust preferred securities issued by banks and insurance companies from throughout the United States. These bonds had an original book value of $9.7 million and were considered investment grade securities when purchased in 2006. However, as the banking climate eroded over the past nine months, the bonds have experienced cash flow problems due to the deteriorating financial condition of many of the banks and insurance companies that issued the trust preferred securities that collateralize the bonds, and a pre-tax charge to earnings of $6.2 million was recorded in the fourth quarter to reflect the significant decline in the value of such bonds due to deteriorating market conditions and credit rating downgrades.

Capital Adequacy

Total shareholders’ equity was $130.3 million as of December 31, 2008. As of this date, total equity to assets was 8.66% and tangible equity to tangible assets was 7.83%. Tier 1 capital to tangible assets was 8.79%. The Company and its bank subsidiary continued to be “well-capitalized” pursuant to bank regulatory requirements. “At 7.83%, our tangible equity to tangible assets ratio represents the strength of our balance sheet. Tangible equity – along with loan quality metrics – are, in our opinion, the key numbers in bank financial analysis for 2009,” stated Funk.

Total shareholders’ equity decreased by $31.9 million, or 19.6%, during the fourth quarter of 2008. This decline was primarily attributable to the net loss recognized in the fourth quarter, but also was affected by a $2.4 million reduction to shareholders’ equity necessary to reflect the amount by which the Company’s defined benefit pension plan became underfunded in 2008 due to a decline in the value of the plan’s investment portfolio during the year.

In conjunction with the merger on March 14, 2008, the Company issued 3,519,788 shares of common stock to the shareholders of former MidWestOne. A total of 8,603,055 shares were outstanding as of December 31, 2008. Book value per share was $15.15, while tangible book value per share was $13.58.

On January 23, 2009, the Company held a special meeting of shareholders at which the shareholders approved an amendment to the Company’s articles of incorporation to authorize the issuance of up to 500,000 shares of preferred stock and to increase the number of authorized shares of common stock from 10 million shares to 15 million shares. This amendment was adopted primarily for purpose of enabling the Company to participate in the TARP Capital Purchase Plan enacted by the United States Department of the Treasury. Treasury implemented the Capital Purchase Program to encourage healthy, well-managed U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

On February 6, 2009, the Company sold $16.0 million of preferred stock and warrants to the Treasury pursuant to the Capital Purchase Program. The Company had been approved for an investment of up to $34.2 million, but management decided to accept only $16.0 million in light of its already strong capital position and its projections for opportunities to the deploy the capital. Substantially all of the proceeds from the preferred stock sale will be contributed to MidWestOne Bank as equity capital. This increased capital will enable MidWestOne Bank to continue serving its customer base and markets by increasing the available credit to consumers and businesses in the communities that it serves during these uncertain economic times. The proceeds from Treasury’s investment pursuant to the Capital Purchase Program constitute Tier 1 capital for regulatory purposes.

The Company’s board of directors declared a cash dividend of $0.1525 per share on January 19, 2009. Shareholders of record on March 2, 2009 will be entitled to receive the dividend to be paid on March 16, 2009. A cash dividend of $0.1525 per share was paid to shareholders on December 15, 2008. The Company repurchased 30,000 shares of its common stock totaling $369,650 during the fourth quarter of 2008 under the terms of the board authorized stock repurchase program. The board had previously authorized management to repurchase up to $5.0 million of the Company’s common stock on the open market through December 31, 2008. In light of the limitations on share repurchases imposed by Treasury under the Capital Purchase Program, however, the Company does not anticipate making additional share repurchases in the near future.

Other Developments

On October 17, 2008, the Company sold its branch location in Wapello, Iowa to Community Bank of Muscatine, Iowa. Community Bank assumed approximately $8.6 million in deposits of the Wapello branch. The Company retained the loans associated with the branch and will service them through its branch location in Burlington, Iowa. A premium of 6% of the deposits was received by the Company and was recognized as $519,000 in noninterest income for the fourth quarter of 2008.

On December 1, 2008, the Company consummated an agreement to purchase Butler Brown Insurance services based in Oskaloosa, Iowa. The Company expects that the acquisition will be accretive to 2009 earnings.

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG”.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include statements as to expectations regarding the merger and any other statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (2) changes in the quality and composition of the Company’s loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (3) the businesses of ISBF and former MidWestOne may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (5) revenues following the merger may be lower than expected; (6) customer and employee relationships and business operations may be disrupted by the merger; and (7) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited) (in thousands, except share & per share data)	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2008	2007	2008	2007
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$17,877	$9,794	$65,746	$38,305
Interest income and discount on loan pool participations	1,314	—	4,459	—

Total interest income	19,192	9,794	70,206	38,305
Total interest expense	7,843	4,861	30,397	19,038

Net interest income	11,348	4,933	39,808	19,267
Provision for loan losses	2,700	75	4,366	500
Noninterest income (loss)	(2,875)	2,313	5,950	8,806
Noninterest expense	40,016	4,701	66,405	18,620

Income before tax	(34,243)	2,469	(25,013)	8,953
Income tax (benefit) expense	(2,739)	638	(450)	2,305

Net (loss) income	$(31,504)	$1,831	$(24,562)	$6,648

Per Share Data:
Net (loss) income - basic	$(3.66)	$0.35	$(3.09)	$1.29
Net (loss) income - diluted	$(3.66)	$0.35	$(3.09)	$1.29
Dividends declared	$0.15	$0.33	$0.46	$0.65
Weighted average shares outstanding	8,618,673	5,158,780	7,945,870	5,170,898
Weighted average diluted shares outstanding	8,618,673	5,158,780	7,945,870	5,172,558

Performance Ratios:
Return on average assets	(8.28)%	1.06%	(1.61)%	0.98%
Return on average equity	(85.68)%	9.49%	(15.96)%	8.98%
Return on average tangible equity	(94.43)%	10.06%	(17.50)%	9.54%
Net interest margin (FTE)	3.37%	3.27%	3.38%	3.25%
Net bank loan charge-offs /average bank loans	1.09%	0.33%	0.52%	0.08%
Net total loan charge-offs /average total loans	0.99%	0.33%	0.48%	0.08%

	DECEMBER 31, 2008	DECEMBER 31, 2007
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$1,505,501	$701,983
Loans, net of unearned income	1,020,093	401,554
Allowance for loan losses	10,977	5,466
Loan pool participations	93,376	0
Total deposits	1,128,189	526,615
Total shareholders’ equity	130,343	77,392

Per Share Data:
Book value	$15.15	$14.98
Tangible book value	$13.58	$14.14
Common shares outstanding	8,603,055	5,165,308

Financial Ratios:
Total tangible equity/tangible assets	7.83%	10.47%
Total shareholders’ equity/total assets	8.66%	11.02%
Total loans + loan pools/total deposits	98.70%	76.25%
Nonperforming bank loans/total bank loans	1.43%	0.32%
Nonperforming bank loans + other real estate/total assets	1.04%	0.19%
Allowance for bank loan losses/total bank loans	1.08%	1.36%
Allowance for loan pool losses/total loan pools	2.29%	—
Allowance for bank loan losses/nonperforming bank loans	75.03%	421.78%